Exhibit 107
Calculation of Filing Fee Tables
FORM S-3
(Form Type)
Mineralys Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity Debt Other Unallocated (Universal) Shelf	Common Stock, par value $0.0001 per share Preferred Stock, par value $0.0001 per share Debt Securities Warrants Units	457(o)	(2)	N/A	$500,000,000	0.00014760	$73,800
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	8,888,924 (3)	$12.88 (4)	$114,489,341 (4)	0.00014760	$16,899

	Total Offering Amounts					614,489,341		$90,699
	Total Fees Previously Paid							$73,800 (5)
	Total Fee Offsets							-
	Net Fee Due							$16,899
(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $500,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder.
(3)Shares to be offering for sale by selling stockholders.
(4)The proposed maximum offering price per share and in the aggregate are based on the average of the high and low sale prices of the registrant’s common stock, as reported on The Nasdaq Global Select Market on March 22, 2024, which date is within five business days prior to filing this registration statement.
(5)The registrant previously paid registration fees of $73,800 in connection with the initial filing of this registration statement on March 21, 2024.